Exhibit 10.2

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of the 11th day of February, 2005, by and among MYSPACE, INC., a Delaware corporation (the ”Corporation”), INTERMIX MEDIA, INC., a Delaware corporation (including any successor in interest thereto, ”Intermix”), MYSPACE VENTURES, LLC, a California limited liability company (“MSV”), REDPOINT VENTURES I, L.P., a Delaware limited partnership (“Redpoint LP I”), REDPOINT ASSOCIATES I, LLC, a Delaware limited liability company (“Redpoint LLC I”), REDPOINT VENTURES II, L.P., a Delaware limited partnership (“Redpoint LP II”), REDPOINT ASSOCIATES II, LLC, a Delaware limited liability company (“Redpoint LLC II”), REDPOINT TECHNOLOGY PARTNERS Q-1, L.P., a Delaware limited partnership (“Redpoint Technology Q-1”), and REDPOINT TECHNOLOGY PARTNERS A-1, L.P., a Delaware limited partnership (“Redpoint Technology A-1,” and together with Redpoint LP I, Redpoint LLC I, Redpoint LP II, Redpoint LLC II and Redpoint Technology Q-1, “Redpoint”). Intermix, MSV and Redpoint, together with any subsequent holders of Common Stock (as defined below) or Series A Preferred Stock (as defined below) that become parties to this Agreement, are collectively referred to herein as the “Stockholders.” The addresses of the Corporation and current Stockholders are listed on Exhibit A hereto.

RECITALS

A. The Corporation is in the business of owning and operating an Internet web site known as “myspace.com.”

B. Each Stockholder owns, or will own as of the date hereof, directly or indirectly, the shares of Common Stock and/or Series A Preferred Stock set forth opposite such Stockholder’s name on Schedule 1 hereto, as it may be amended from time to time.

C. As of the date hereof, the Corporation is issuing and selling 870,171 shares of Series A Preferred Stock and 1,137,624 shares of Common Stock to Redpoint (collectively, the “Redpoint Shares”) pursuant to a Series A Preferred and Common Stock Purchase Agreement by and among Redpoint and the Corporation of even date herewith (the “Stock Purchase Agreement”).

D. The execution and delivery of this Agreement is a condition to the closing of the issuance and sale of the Redpoint Shares pursuant to the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual premises set forth above and the covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

(a) “Affiliate” means (i) with respect to any individual, (A) a spouse or descendant, through blood or adoption, of such individual, (B) any trust, family partnership or limited liability company whose beneficiaries shall primarily be such individual and/or such individual’s spouse and/or any Person related by blood or adoption to such individual or such individual’s spouse, and (C) the estate or heirs of such individual, and (ii) with respect to any Person that is not an individual, any other Person that, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person and/or one or more Affiliates thereof.

(b) “Annual Plan” means, for each fiscal year of the Corporation, an annual updated consolidated business and strategic budget and plan (which budget and plan shall specify which line items are operational items and which line items are strategic items), including cash flow and other financial projections (setting forth in detail the assumptions therefor) on a monthly basis for the Corporation for the applicable fiscal year of the Corporation. The Annual Plan for each year will also contain performance criteria for employee bonuses for such year.

(c) “Board” means the board of directors of the Corporation.

(d) “Certificate” means the Certificate of Incorporation of the Corporation, as the same may be amended from time to time.

(e) “Change of Control of Intermix” means the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Intermix that represent 50% or more of the combined voting power of Intermix’s then outstanding voting securities; or

(ii) any merger, consolidation, reorganization, or business combination or sale or other disposition of all or substantially all of Intermix’s assets, other than any such transaction which results in the Intermix’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Intermix or the person that, as a result of the transaction, controls, directly or indirectly, Intermix or owns, directly or indirectly, all or substantially all of Intermix’s assets or otherwise succeeds to the business of Intermix (Intermix or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.

(f) “Common Stock” means shares of the common stock, par value $0.001 per share, of the Corporation.

(g) “Common Stock Equivalents” means securities convertible into, or exchangeable for, or exerciseable into, shares of Common Stock (including, without limitation, the Series A Preferred Stock).

(h) “Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and between the Corporation, Intermix, MSV and Social Labs LLC, a Delaware limited liability company.

(i) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (investment or otherwise) of a Person, whether through ownership of voting securities, by contract or otherwise.

(j) “Equity Incentive Plan” means the Corporation’s 2005 Equity Incentive Plan, as in effect on the date hereof (including with respect to the amount of shares of Common Stock issuable thereunder as of the date hereof).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(l) “Intermix Rights Period” means any period during which Intermix (i) directly or indirectly holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) or (ii) is required to account for its equity interest in the Corporation under the equity method of accounting under generally accepted accounting principles or under applicable financial reporting requirements of the Securities and Exchange Commission.

(m) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(n) “Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Corporation.

(o) “Qualified IPO” means the sale, in an Underwritten Offering, of Common Stock for a purchase price per share of not less than $17.25 (as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) resulting in gross proceeds to the Corporation of not less than $20,000,000 other than any offering made in connection with a compensatory benefit plan or an acquisition transaction, including a transaction subject to Rule 145 under the Securities Act.

(p) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(q) “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

(r) “Stockholder’s Shares” or “Shares” means all shares of the Corporation’s capital stock now owned or subsequently acquired by a Stockholder (including, without limitation, shares of Common Stock and Series A Preferred Stock).

(s) “Stockholder” means each party to this Agreement (other than the Corporation) and any other Person who executes, and agrees to bound by the terms of this Agreement.

(t) “Underwritten Offering” means a registration under the Securities Act, in which securities of the Corporation are sold to an underwriter on a firm commitment basis for reoffering to the public.

(u) The words “sale,” “sell,” “transfer” and the like shall include any disposition by way of transfer with or without consideration, to any persons for any purpose and include without limitation, public or private offerings.

ARTICLE 2

TRANSFERS; NOTICE; RIGHT OF FIRST REFUSAL; RIGHT OF CO-SALE

2.1 General Restriction on Shares. During the term of this Agreement, all of a Stockholder’s Shares shall be subject to the terms of this Agreement. No Stockholder shall transfer, sell, assign or otherwise dispose (each, a “Transfer”) any Shares other than pursuant to the terms of this Agreement, and any Transfers in violation of this Agreement shall be null and void. All Transfers of Shares shall be subject to compliance with state and federal securities laws, and in the event of a Transfer that is not pursuant to an effective registration statement the Corporation may require the transferor to provide the Corporation with an opinion of counsel reasonably satisfactory to the Corporation to the effect that such Transfer does not require registration under the Securities Act. Without limiting the generality of the foregoing, Intermix shall not Transfer (by way of dividend or otherwise) any of the Shares held by it to Intermix’s shareholders if such Transfer would cause the Corporation to become subject to the reporting requirements under the Exchange Act.

2.2 Notice Provisions; Contents Thereof. If any Stockholder (each, a “Transferring Stockholder”) proposes to Transfer to any Person any Shares (the “Transfer Shares”) in one or more related transactions, then, except as provided in Section 2.7 hereof, the Transferring Stockholder shall promptly give written notice (the “Notice”) to the other Stockholders (collectively, the “Transfer Offerees”) and the Corporation of such proposed Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation: (a) the number of Transfer Shares to be Transferred; (b) the nature of such Transfer and the amount and form of consideration to be paid; (c) the name and address of each prospective purchaser or transferee; and (d) any other material terms and conditions upon which such Transfer is to be made, along with copies of all material, proposed agreements relating to such Transfer, including but not limited to, purchase agreements, voting or proxy agreements, and other agreements or documents requested by a Transfer Offeree.

2.3 Right of First Refusal.

2.3.1 Within fifteen (15) calendar days of its receipt of the Notice, the Corporation shall notify the Transferring Stockholder and the Transfer Offerees of the Corporation’s intent to purchase some or all of the Transfer Shares at the same price and upon the same terms upon which the Transferring Stockholder is proposing to dispose of such Transfer Shares, and, subject to Section 2.3.3 below, the Transferring Stockholder shall sell to the Corporation the Transfer Shares pursuant to such proposed terms. If the Corporation fails or declines to exercise fully its right of first refusal as described in the immediately preceding sentence, the Transferring Stockholder shall promptly deliver a notice thereof setting forth the number of Transfer Shares that the Corporation has elected not to purchase (the “Transfer Offeree Notice”) to the Transfer Offerees, and the Transfer Offerees may elect to purchase the

Transfer Shares that the Corporation has elected not to purchase at the same price and upon the same terms which the Transferring Stockholder is proposing to dispose of such Transfer Shares by delivering a written notice (an “Acceptance Notice”) of such election to the Transferring Stockholder within fifteen (15) days of receipt of the Transfer Offeree Notice. Each Transfer Offeree that elects to deliver an Acceptance Notice shall specify in the Acceptance Notice the number of Transfer Shares that such Transfer Offeree is willing to acquire (which may be in excess of (but not less than) such Transfer Offeree’s Pro Rata Share). If the Transfer Offerees elect to purchase in the aggregate all of the Transfer Shares specified in the Transfer Offeree Notice, each such Transfer Offeree so electing shall be entitled and obligated to purchase, on the terms set forth in the Notice, a number of Transfer Shares equal to the sum of (a) the amount of such Transfer Offeree’s Pro Rata Share of Transfer Shares not being purchased by the Corporation, and (b) to the extent a Transfer Offeree elected to purchase more than its Pro Rata Share of Transfer Shares not being purchased by the Corporation, the lesser of (i) such Transfer Offeree’s proportionate share of any remaining Transfer Shares to be Transferred other than those Transfer Shares to be purchased by accepting Offer Transferees pursuant to clause (a) above (based upon the relative Pro Rata Share of each Transfer Offeree electing to purchase more than its Pro Rata Share of Transfer Shares not being purchased by the Corporation), or (ii) that number of Transfer Shares equal to the number of shares such Transfer Offeree elected to purchase minus such Transfer Offeree’s Pro Rata Share of Transfer Shares not being purchased by the Corporation (it being understood that the allocation procedures contemplated by this clause (ii) shall be repeated until all Transfer Shares have been allocated). Each Transfer Offeree’s “Pro Rata Share” shall mean the ratio, calculated in accordance with Section 2.6, of the number of shares of Common Stock of the Corporation held by the Transfer Offeree on the date of the Transfer Offeree Notice divided by the total number of shares of Common Stock of the Corporation held by all of the Transfer Offerees on the date of the Transfer Offeree Notice.

2.3.2 Each Transfer Offeree shall be entitled to apportion its Pro Rata Share to be purchased pursuant to this Section 2.3 among its Permitted Transferees (as defined in Section 2.7), provided that the Transfer Offeree notifies the Transferring Stockholder of such allocation.

2.3.3 In the event the Corporation and/or all or part of the Transfer Offerees, as applicable, fail to subscribe for all of the Transfer Shares pursuant to Section 2.3.1, then the Transferring Stockholder shall not be required to sell any of the Transferred Shares to the Corporation or any of the Transfer Offerees and, subject to Section 2.4, the Transferring Stockholder may Transfer all (but not less than all) of the Transfer Shares to third parties pursuant to Section 2.5 at the same price and upon the same terms and conditions specified in the Notice; provided, however, that in the event such Transfer Shares are not sold within ninety (90) calendar days of the date of the Notice, such Transfer Shares shall once again be subject to the right of first refusal and right of co-sale as provided for in Sections 2.3 and 2.4 of this Agreement.

2.3.4 Should the purchase price specified in the Notice be payable in property other than cash, the Corporation and/or the Transfer Offerees shall have the option to pay the purchase price contemplated by Section 2.3 in the form of cash equal in amount to the value of such property. If the Transferring Stockholder and the Corporation cannot agree on such cash value within ten (10) days after receipt by the Corporation and the Transfer Offerees of the Notice, the valuation shall be made by an independent appraiser of recognized standing selected by the Transferring Stockholder and the Corporation or, if they cannot agree on an appraiser within twenty (20) days after receipt by the Corporation and the Transfer Offerees of the Notice, each shall select an independent appraiser of recognized standing and the two appraisers shall designate a third independent appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Transferring Stockholder, on the one hand, and the Corporation and/or the Transfer Offerees (based on the relative amounts of Transfer Shares being purchased by the Corporation and the Transfer Offerees), on the other hand. If this Section 2.3.4 is applicable, then the time periods contemplated by Section 2.3.1 and Section 2.3.3 shall be deemed to commence on the date that the valuation contemplated by this Section 2.3.4 is determined.

2.4 Right of Co-Sale.

2.4.1 Co-Sale Obligations.

(a) If any Stockholder (or a direct or indirect transferee thereof) proposes to Transfer to any Person other than a Permitted Transferee any Transfer Shares in one or more related transactions, and the right of first refusal set forth in Section 2.3 above was not fully exercised (such that all Transfer Shares proposed to be transferred will not be Transferred to the Corporation and/or the Transfer Offerees), then the Transferring Stockholder will, via written notice, inform the other Stockholders (each, a “Co-Sale Stockholder”) and the Corporation of such fact and permit each Co-Sale Stockholder to participate in the Transfer of such Transfer Shares at the same price, and upon the same terms and conditions specified in the Notice in accordance with the provisions of this Section 2.4 herein. Such written notice is hereinafter referred to as the “Co-Sale Notice.”

(b) The Co-Sale Notice: (i) shall specify the number of Transfer Shares to be Transferred by the Transferring Stockholder, the sale price, the purchasers and all other terms of the Transfer; (ii) shall be titled “Co-Sale Notice”; and (iii) shall be delivered to each Stockholder and the Corporation within seven (7) calendar days after the Corporation and all Transfer Offerees exercise or decline to exercise their right of first refusal, as set forth in Section 2.3 above.

2.4.2 Right of Co-Sale. No later than fifteen (15) calendar days after its receipt of the Co-Sale Notice, each Co-Sale Stockholder shall notify the Transferring Stockholder of such Co-Sale Stockholder’s intent to sell to the prospective purchaser of the Transferring Stockholder’s Transfer Shares all or any part of such Co-Sale Stockholder’s Co-Sale Allocation (as defined below) pursuant to the terms the Transferring Stockholder proposes to Transfer its Transfer Shares. For purposes of this Section 2.4.2, each Co-Sale Stockholder’s “Co-Sale Allocation” with respect to each Transfer of Transfer Shares by the Transferring Stockholder shall be equal to the product obtained by multiplying (a) the total number of Transfer Shares being Transferred by the Transferring Stockholder by (b) a fraction, calculated in accordance with Section 2.6, the numerator of which shall be the total number of shares of Common Stock of the Corporation held by such Co-Sale Stockholder on the date of the Co-Sale Notice, and the denominator of which shall be the total number of shares of Common Stock of the Corporation held by all Co-Sale Stockholders and the Transferring Stockholder on the date of the Co-Sale Notice. If such Co-Sale Stockholder elects to Transfer to the prospective purchaser all or any portion of such Co-Sale Stockholder’s Co-Sale Allocation, then the Transferring Stockholder shall assign to such Co-Sale Stockholder as much of the Transferring Stockholder’s interest in the agreement for the sale of the Transfer Shares as such Co-Sale Stockholder shall be entitled to pursuant to the terms hereof.

2.4.3 Delivery Requirements. Each Co-Sale Stockholder shall effect its participation in the Transferring Stockholder’s sale of Transfer Shares pursuant to Section 2.4 by promptly delivering to the Transferring Stockholder for Transfer to the prospective purchaser:

(a) one or more certificates, properly endorsed for Transfer, which represent that number of Shares which such Co-Sale Stockholder elects to sell; and

(b) an Assignment Separate from Certificate, via facsimile or otherwise, which represents such Co-Sale Stockholder’s Co-Sale Allocation (or applicable portion thereof).

The Corporation agrees to effect any such assignment concurrent with the actual transfer of such Transfer Shares to the purchaser.

2.4.4 Transfer of Shares; Remittance of Sale Proceeds. The stock certificate or certificates that any Co-Sale Stockholder delivers to the Transferring Stockholder pursuant to Section 2.4.3 shall be Transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Notice, and the Transferring Stockholder shall concurrently therewith remit to such Co-Sale Stockholder that portion of the sale proceeds to which such Co-Sale Stockholder is entitled by reason of its participation in such sale by wire transfer of immediately available funds to an account designated by such Co-Sale Stockholder. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Stockholder exercising its rights of co-sale hereunder, the Transferring Stockholder shall not sell to such prospective purchaser or purchasers any Transfer Shares unless and until, simultaneously with such sale, the Transferring Stockholder shall purchase such shares or other securities from the Co-Sale Stockholders on the same terms as described in the Notice.

2.5 Subsequent Sales. The exercise or non-exercise of the rights of the Corporation, a Transfer Offeree or a Co-Sale Stockholder hereunder to participate in one or more sales of Transfer Shares made by the Transferring Stockholder shall not adversely affect the Corporation’s, such Transfer Offeree’s or such Co-Sale Stockholder’s rights to participate in subsequent sales of the Transferring Stockholder’s Shares subject to the terms of this Agreement pursuant to Section 2.1 hereof.

2.6 Methodology for Calculations. For purposes of this Agreement, the proposed Transfer of a Common Stock Equivalent shall be treated as the proposed Transfer of the shares of Common Stock into which such Common Stock Equivalent can be converted, exchanged, or exercised. Unless otherwise specifically provided, for purposes of all calculations under this Agreement (including, without limitation, determining the amount of outstanding Common Stock as of any date, the amount of Common Stock owned by any Person, and the percentage of outstanding Common Stock owned by any Person), all Common Stock into which any Common Stock Equivalents are convertible, exchangeable or exercisable shall be deemed to be outstanding as of the date of calculation (and held by the holder of such Common Stock Equivalents).

2.7 Exempt Transfers of Transferring Stockholder’s Stock. Notwithstanding the foregoing, but subject to Section 2.1 above, the right of first refusal of the Corporation and the Transfer Offerees under Section 2.3 and the right of co-sale of the Co-Sale Stockholders under this Section 2.4 shall not apply to:

(a) any Transfer by a Transferring Stockholder to the Transferring Stockholder’s Affiliates or any Transfer by way of bequest or inheritance upon death (any transferee pursuant to this clause (a), a “Permitted Transferee”);

(b) any Transfer of Shares pursuant to the provisions of Article 7 of this Agreement;

(c) any pledge of Transfer Shares made pursuant to a bona fide loan transaction that creates a mere security interest; or

(d) any Transfer to the Corporation;

provided, however, that any pledgee or transferee (other than the Corporation) shall agree in writing to be bound by and comply with all provisions hereof. Notwithstanding the preceding sentence, the Transferring Stockholder shall inform the Corporation of any such Transfer prior to effecting it. Such Transferred Transfer Shares shall remain “Shares” hereunder, and such transferee or donee shall execute the Joinder Agreement and shall be treated as a “Stockholder” for purposes of this Agreement.

ARTICLE 3

PREEMPTIVE RIGHTS

3.1 Preemptive Rights.

Except for Excluded Securities (as hereinafter defined), the Corporation shall not issue, sell, or exchange, or agree to issue, sell, or exchange (collectively, “Issue,” and any issuance, sale, or exchange resulting therefrom, an “Issuance”) (a) any shares of capital stock of the Corporation or any of its subsidiaries or (b) any other equity security of the Corporation, including, without limitation, any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire any capital stock or other equity security of the Corporation, unless, in each case, the Corporation shall have first given written notice (the “Article 3 Notice”) to each Stockholder (each, an “Article 3 Offeree”) (so long as, in each case, such Stockholder directly or indirectly through its Affiliates owns at least 1,000,000 shares of Common Stock (on an as converted and as exercised basis) and has not previously forfeited its rights under this Article 3 pursuant to Section 3.3 below) that shall (i) state the Corporation’s intention to sell any of the securities described in (a) and/or (b) above, the amount to be issued, sold, or exchanged, the terms of such securities, the purchase price therefor, and a summary of the other material terms of the proposed issuance, sale, or exchange and (ii) offer (an “Article 3 Offer”) to Issue to each Article 3 Offeree such Article 3 Offeree’s Proportionate Percentage (as defined below) of such securities (with respect to each Article 3 Offeree, the “Offered Securities”) upon the terms and subject to the conditions set forth in the Article 3 Notice, which Article 3 Offer by its terms shall remain open for a period of twenty (20) days from the date it is delivered by the Corporation to the Article 3 Offerees (and, to the extent the Article 3 Offer is accepted during such twenty (20)-day period, until the closing of the Issuance contemplated by the Article 3 Offer). “Proportionate Percentage” for the purposes of this Section shall mean the quotient, determined in accordance with Section 2.6, obtained by dividing (x) the number of shares of Common Stock owned by the Article 3 Offeree, by (y) the total number of shares of Common Stock owned by all of the Article 3 Offerees on the date of the Article 3 Offer. Each Article 3 Offeree shall be entitled to apportion its Offered Securities among its Permitted Transferees.

3.2 Notice of Acceptance.

Notice of an Article 3 Offeree’s intention to accept an Article 3 Offer, in whole or in part, shall be evidenced in writing signed by such party and delivered to the Corporation prior to the end of the twenty (20)-day period of such Article 3 Offer (each, an “Article 3 Notice of Acceptance”), setting forth the portion of the Offered Securities that the Article 3 Offeree elects to purchase.

3.3 Failure to Fully Subscribe.

In the event that an Article 3 Notice of Acceptance is not given by any Article 3 Offeree in respect of all of the Offered Securities (a “Non-Fully Subscribing Offeree”), then (a) the other Article 3 Offerees shall each have the right and option exercisable for a period of five (5) days commencing upon the expiration of the Article 3 Offer to purchase the amount of remaining Offered Securities equal to its Proportionate Percentage of such securities (treating only the remaining Article 3 Offerees as Article 3 Offerees for these purposes) or such other amount as may be agreed upon by such Article 3 Offerees and (b) the Non-Fully Subscribing Offeree shall forfeit its preemptive rights set forth in this Article 3 with respect to future Issuances by the Corporation.

3.4 Corporation’s Right to Issue.

3.4.1 In the event that the Article 3 Offerees do not elect to purchase all the Offered Securities in accordance with Sections 3.2 and 3.3 above, the Corporation shall have ninety (90) calendar days following the earlier of (a) delivery of the Article 3 Notice of Acceptance or the expiration of the five (5)-day period referred to in Section 3.3, as applicable, or (b) the twenty (20)-day period referred to in Section 3.2 above, if no Article 3 Notice of Acceptance is delivered, to Issue all or any part of such remaining Offered Securities to any other Person(s) (the “Other Buyers”), but only at a price not less than the price, and on terms no more favorable to the Other Buyers than the terms, stated in the Article 3 Offer Notice.

3.4.2 If the Corporation does not consummate the Issuance of all or part of the remaining Offered Securities to the Other Buyers within such ninety (90)-day period, the right provided hereunder shall be deemed to be revived and such securities shall not be offered unless first re-offered to each Article 3 Offeree in accordance with this Article 3.

3.4.3 Within thirty (30) days of the closing of the Issuance to the Other Buyers of all or part of the remaining Offered Securities (or, at the request of any Article 3 Offeree,

contemporaneously with such closing), each Article 3 Offeree shall purchase from the Corporation, and the Corporation shall Issue to each such Article 3 Offeree (or any permitted transferee(s) designated by it), the Offered Securities that the Article 3 Offeree committed to purchase pursuant to Sections 3.2 and 3.3, on the terms specified in the Article 3 Offer. The purchase by an Article 3 Offeree of any Offered Securities is subject in all cases to the execution and delivery by the Corporation and the Article 3 Offeree of a purchase agreement relating to such Offered Securities in form and substance similar in all material respects to the extent applicable to that executed and delivered between the Corporation and the Other Buyers.

3.5 Excluded Securities.

For purposes of this Article 3, “Excluded Securities” shall mean: (a) securities issued pursuant to the Stock Purchase Agreement; (b) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock; (c) any capital stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of the Corporation’s capital stock; (d) shares of Common Stock issued in any Qualified IPO; (e) shares of Common Stock or Common Stock Equivalents issuable or issued to employees or directors of the Corporation or consultants providing bona fide services to the Corporation pursuant to the Equity Incentive Plan; (f) securities issued pursuant to any Common Stock Equivalents provided that the Corporation shall have complied with the preemptive rights established by this Article 3 with respect to the initial sale or grant by the Corporation of such Common Stock Equivalents; and/or (g) shares of Common Stock or Common Stock Equivalents issued pursuant to or in connection with (1) any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution and/or (2) in connection with strategic transactions involving the Corporation and other entities, including (A) acquisitions (of assets or equity interests), mergers and/or consolidations, (B) joint ventures, manufacturing, marketing or distribution agreements, or (C) technology transfer or development arrangements, provided that such issuance is approved by the Board and/or (3) a merger or consolidation or acquisition of any other entity or assets thereof that is approved by the Board; provided that so long as the Redpoint Designation Period (as defined below) is still in effect, issuances in reliance on this Section 3.5(g) shall not exceed 400,000 shares of Common Stock or Common Stock Equivalents (as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) in any single transaction or series of related transactions unless such transaction or series of related transactions is approved by the Board, including the affirmative vote of the Redpoint Director (in which case such limitation shall not apply).

3.6 Right to Purchase Additional Securities.

3.6.1 The Corporation shall not Issue any Special Securities (as defined below) unless the Corporation shall have first complied with the provisions of this Section 3.6. If the Corporation proposes to Issue any Special Securities, it shall, prior to any such Issuance, give written notice to Intermix (so long as Intermix directly or indirectly through its Affiliates owns more than fifty percent (50%) of the Common Stock of the Corporation (calculated in accordance with Section 2.6 and after giving effect to the maximum number of Intermix Increasing Securities that Intermix may be entitled to purchase pursuant to Section 3.6.2 below) (the “Intermix Special Securities Notice”) that shall (a) state the Corporation’s intention to sell the Special Securities, the amount to be issued, sold or exchanged, the terms of the Special

Securities, the purchase price therefor, and a summary of the other material terms of the proposed issuance, sale or exchange and (b) offer (the “Intermix Special Securities Offer”) to Issue to Intermix an equal number (and type) of Special Securities (the “Intermix Special Securities”) at the Intermix Special Securities Purchase Price (as defined in Section 3.6.3 below), which offer shall remain open for a period of fifteen (15) days following the date the Intermix Special Securities Purchase Price is determined pursuant to Section 3.6.3 (and, to the extent the Intermix Special Securities Offer is accepted during such fifteen (15)-day period, until the closing of the Issuance contemplated by the Intermix Special Securities Offer). “Special Securities” shall mean for purposes of this Section 3.6 any securities that the Corporation proposes to Issue that are described in subsection (g) of the definition of “Excluded Securities” in Section 3.5 above.

3.6.2 Except as set forth in Section 3.6.2(b) below, if any outstanding Common Stock Equivalents become exercisable, convertible or exchangeable into a greater number of shares of Common Stock after the date hereof (other than as a result of stock splits, reverse stock splits, stock dividends, recapitalizations and the like that do not result in a change of any Stockholder’s percentage ownership of outstanding Common Stock calculated in accordance with Section 2.6) including, without limitation, as a result any anti-dilution adjustment with respect to the Series A Preferred Stock (the event giving rise to any such change in the number of shares of Common Stock underlying such Common Stock Equivalents being hereafter referred to as the “Adjustment Event”), then Intermix shall have the right to purchase, at the Intermix Increasing Securities Purchase Price (as defined in Section 3.6.3 below), a number of shares (such shares being the “Intermix Increasing Securities”) of the Adjustment Securities (as defined below) from the Corporation such that following such purchase (and any Adjustment Event(s) that may result from Intermix’s purchase of Intermix Increasing Securities) Intermix continues to have the same Section 3.6 Pro Rata Share as Intermix had immediately prior to such Adjustment Event. “Section 3.6 Pro Rata Share” shall mean (x) the number of shares of Common Stock (calculated in accordance with Section 2.6) held by Intermix, divided by (y) the number of shares of Common Stock (calculated in accordance with Section 2.6) of the Corporation then outstanding. The Corporation shall notify Intermix of the occurrence of an Adjustment Event and its calculation of the number of Intermix Increasing Securities within two business days of the date of the Adjustment Event (the “Increasing Securities Notice”), and Intermix may exercise its right to acquire the Intermix Increasing Securities at any time during the fifteen (15) day period following the determination of the Intermix Increasing Securities Purchase Price for the Intermix Increasing Securities pursuant to Section 3.6.3. For purposes of Section 3.6, “Adjustment Securities” shall be the class and series of capital stock or other securities the issuance of which caused the Adjustment Event (by way of illustration and not limitation, if an issuance of Series B Preferred Stock causes an anti-dilution adjustment with respect to the conversion price of the Series A Preferred Stock, and such adjustment is an Adjustment Event, the Adjustment Securities would be Series B Preferred Stock).

(b) Notwithstanding anything to the contrary set forth in Section 3.6.2(a) or otherwise herein, Section 3.6.2(a) shall not apply with respect to any particular Adjustment Event if either (i) such Adjustment Event results from an Issuance of Offered Securities as to which (x) Intermix had a right of first offer pursuant to Section 3.1 hereof and (y) Intermix did not exercise in full its right to purchase its full Proportionate Percentage of the Offered Securities, or (ii) Intermix’s Section 3.6 Pro Rata Share immediately prior to the

Adjustment Event (taking into account for such purpose any Offered Securities purchased, or to be purchased, by Intermix pursuant to Section 3 above or otherwise in connection with such Adjustment Event) is less than or equal to Intermix’s Section 3.6 Pro Rata Share immediately following the Adjustment Event (taking into account for such purpose any Offered Securities purchased, or to be purchased, by Intermix pursuant to Section 3.1).

3.6.3 The purchase price for the Intermix Special Securities (the “Intermix Special Securities Purchase Price”) or the Intermix Increasing Securities (the “Intermix Increasing Securities Purchase Price”) shall be the fair market value of such Intermix Special Securities or Intermix Increasing Securities, as applicable, as determined by mutual agreement of Intermix and a majority of disinterested directors of the Corporation (it being understood that the Intermix Directors and the At-Large Director shall not be considered disinterested directors for purposes of this Section 3.6.3); provided, however, that if Adjustment Securities that give rise to an Adjustment Event are issued for equity financing purposes, then the Intermix Increasing Securities Price per share of Intermix Increasing Securities shall be equal to the price per share paid by the investors in such equity financing for the Adjustment Securities. Intermix and the disinterested directors shall use their good faith efforts to agree upon the applicable purchase price. In each case, if Intermix and a majority of disinterested directors of the Corporation cannot agree on such purchase price within ten (10) days after the date Intermix receives the Intermix Special Securities Notice or the Increasing Securities Notice (or, if earlier, within ten (10) days of the date that Intermix notifies the Corporation that it has become aware of an event triggering its rights under Section 3.6), as applicable, the valuation shall be made by an independent appraiser of recognized standing mutually selected by Intermix and a majority of disinterested directors of the Corporation or, if they cannot agree on an appraiser within twenty (20) days after the date Intermix receives the Intermix Special Securities Notice or the Increasing Securities Notice (or, if earlier, within twenty (20) days of the date that Intermix notifies the Corporation that it has become aware of an event triggering its rights under Section 3.6), as applicable, each shall select an independent appraiser of recognized standing (no later than the expiration of such twenty (20)-day period) and the appraisers shall be instructed to promptly designate an independent appraiser of recognized standing, whose appraisal shall be determinative of the applicable purchase price. The parties shall use their reasonable best efforts to select an appraiser and cause the applicable appraiser to complete such appraisal as promptly as possible. The appraiser(s) shall be instructed to determine the Intermix Special Securities Purchase Price or the Intermix Increasing Securities Purchase Price, as applicable, based on the fair market value of the Intermix Special Securities or the Intermix Increasing Securities, as applicable. The cost of such appraisal shall be shared equally by Intermix and the Corporation.

3.6.4 Notice of Intermix’s intention to accept the Intermix Offer or to purchase the Intermix Increasing Securities shall be evidenced in writing signed by Intermix and delivered to the Corporation within fifteen (15) days following the date the Intermix Special Securities Purchase Price or Intermix Increasing Securities Purchase Price, as applicable, is determined pursuant to Section 3.6.3 above (the “Intermix Notice of Acceptance”).

3.6.5 If Intermix delivers an Intermix Notice of Acceptance in respect of an Intermix Special Securities Offer, then the Corporation shall not Issue the Special Securities until after (or contemporaneously with) the Issuance of the Intermix Special Securities to Intermix (in exchange for the Intermix Special Securities Purchase Price) pursuant to this Section 3.6. If

Intermix delivers an Intermix Notice of Acceptance with respect to the purchase of Intermix Increasing Securities, then the corporation shall promptly issue the Intermix Increasing Securities to Intermix pursuant to this Section 3.6 in exchange for the Intermix Increasing Securities Purchase Price. In the event Intermix does not deliver an Intermix Notice of Acceptance within such fifteen (15)-day period, then Intermix shall forfeit (i) its rights under this Section 3.6 with respect to the applicable Issuance of Special Securities or Adjustment Event and (ii) its rights under this Section 3.6 with respect to future Issuances of Special Securities and future Adjustment Events; provided that Intermix shall not forfeit its rights with respect to future Issuances of Special Securities and future Adjustment Events under clause (ii) of this sentence if, after giving effect to the Issuance of Special Securities or Adjustment with respect to which Intermix elected not to deliver an Intermix Notice of Acceptance, Intermix would directly or indirectly continue to hold more than 50% of the Common Stock of the Corporation (calculated in accordance with Section 2.6 and assuming issuance of all securities authorized under the Equity Incentive Plan). If Intermix shall have forfeited its rights under clauses (i) and (ii) of the preceding sentence, then this Section 3.6 shall automatically thereupon terminate.

ARTICLE 4

BOARD OF DIRECTORS; GOVERNANCE

4.1 Election and Designation of Directors. Each Stockholder shall from time to time take such action, in his capacity as a direct or indirect stockholder of the Corporation, including the voting or causing to be voted of all Voting Stock (as defined below) owned or controlled by such Stockholder, as may be necessary to cause the Corporation to be managed at all times by a Board composed as follows:

4.1.1 The authorized number of directors on the Board shall be five (5);

4.1.2 For so long as Redpoint holds shares of Series A Preferred Stock and at least 1,000,000 shares of Common Stock (which 1,000,000 shares of Common Stock may include such shares of Series A Preferred Stock and shall be calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) (the “Redpoint Designation Period”), it shall designate the director to be elected pursuant to Section D(2)(c)(i) of the Certificate (the “Redpoint Director”), who shall initially be Geoffrey Yang;

4.1.3 During the Intermix Rights Period, Intermix shall designate two (2) of the directors to be elected pursuant to Section D(2)(c)(ii) of the Certificate (the “Intermix Directors”), who shall initially be Richard Rosenblatt and Andy Sheehan; provided that in the event Intermix directly or indirectly holds less than 2,000,000 shares of Common Stock (but more than 1,000,000 shares of Common Stock) (in each case calculated in accordance with Section 2.6 and adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) and is no longer required to account for its equity interest in the Corporation under the equity method of accounting under generally accepted accounting principals or under applicable financial reporting requirements of the Securities and Exchange Commission, then Intermix shall designate only one (1) Intermix Director (the period during which Intermix is entitled to designate an Intermix Director pursuant to this Section 4.1.3 shall be referred to as the “Intermix Designation Period”);

4.1.4 For so long as MSV holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) (the “MSV Designation Period”), it shall designate one (1) of the directors to be elected pursuant to Section D(2)(c)(ii) of the Certificate (the “MSV Director”), who shall initially be Christopher DeWolfe; and

4.1.5 One (1) director shall be elected pursuant to Section D(2)(c)(iii) of the Certificate (the “At-Large Director”) by holders of a majority of Voting Stock (on an as-if converted basis); provided that, during the Intermix Designation Period, the At-Large Director shall not be an Affiliate of either of Intermix or VantagePoint Venture Partners.

4.2 Expenses. The Corporation shall pay the reasonable out-of-pocket expenses incurred by each Board member designated pursuant to Article 4 in connection with attending the meetings of the Board and any committees thereof.

4.3 Covenant to Vote.

4.3.1 Each of the Stockholders agrees to vote or cause to be voted, in person or by proxy, all of the Shares owned or controlled by such Stockholder and entitled to vote at any annual or special meeting of the stockholders of the Corporation called for the purpose of voting on the election of directors (“Voting Stock”), or to execute a written consent in lieu thereof, (a) in favor of the election or removal of the directors in accordance with the provisions of this Article 4, and (b) in favor of (i) any acquisition of the Corporation by a third party (including by way of merger, asset sale or otherwise) that is approved by the Board and (ii) any public offering or other equity financing of the Corporation that is approved by the Board (each such transaction an “Approved Transaction”), and shall take all other necessary or desirable actions within his or its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), and the Corporation shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), to effectuate the provisions of this Article 4. Without limiting the generality of the foregoing, the Stockholders expressly agree that notwithstanding the potential applicability of Section 2115(b) of the California General Corporation Law (the “CGCL”) to the election of directors of the Corporation (and applicable provisions of the Certificate relating thereto), the Stockholders will vote their shares of Voting Stock in favor of the election or removal of the directors in accordance with the provisions of this Article 4 as if the cumulative voting provisions of the CGCL (including without limitation, the cumulative voting provisions of Sections 301.5, 303 and 708 of the CGCL) did not apply to the election or removal of directors of the Corporation.

4.3.2 In addition to voting in favor of (or consenting to) such Approved Transaction in accordance with Section 4.3.1, each Stockholder agrees to each take all necessary and desirable actions approved by the Board in connection with the consummation of the Approved Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to (a) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such Approved Transaction and (b) effectuate the allocation and distribution of the aggregate consideration upon the Approved Transaction; provided that this

Section 4.3.2 shall not require any Stockholder to indemnify the purchaser in any Approved Transaction for breaches of the representations, warranties or covenants of the Company or any other Stockholder, except to the extent (i) such Stockholder is not required to incur more than its pro rata share of such indemnity obligation (based on the total consideration to be received by all Stockholders that are similarly situated and hold the same class or series of capital stock) and (ii) such indemnity obligation is provided for and limited to a post-closing escrow or holdback arrangement of cash or stock paid in connection with the Approved Transaction; further provided that this Section 4.3.2 shall not require Intermix to enter into any non-competition agreement, non-solicitation agreement or similar agreement restricting the manner in which Intermix may conduct business in connection with such Approved Transaction. Further, each Stockholder also agrees (1) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Approved Transaction, and (2) to direct and use such Stockholder’s commercially reasonable efforts to cause such Stockholder’s employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal for the Approved Transaction or any proposal that is intended, or could otherwise reasonably be expected, to delay, prevent, impair, interfere with, postpone or adversely affect the ability of the Corporation to consummate the Approved Transaction. All Stockholders will bear their pro rata share (based upon the amount of consideration to be received) of the reasonable costs of any Approved Transaction to the extent such costs are incurred for the benefit of all selling Stockholders and are not otherwise paid by the Corporation or the other party. Costs incurred by any Stockholder on its own behalf will not be considered costs of the Approved Transaction hereunder.

4.4 Removal of Directors.

4.4.1 At all times (a) during the Redpoint Designation Period, Redpoint shall have the right to require the removal, with or without cause, of the Redpoint Director, and no other Person shall have any rights to remove the Redpoint Director; (b) during the Intermix Designation Period, Intermix shall have the right to require the removal, with or without cause, of any or all of the Intermix Directors, and no other Person shall have any rights to remove any Intermix Director; (c) during the MSV Designation Period, MSV shall have the right to require the removal, with or without cause, of the MSV Director, and no other Person shall have any rights to remove the MSV Director and (d) holders of a majority of Voting Stock (on an as-if converted basis) shall have the right to require the removal, with or without cause, of the At-Large Director.

4.4.2 In the event that any of Intermix, MSV, Redpoint or holders of a majority of Voting Stock (on an as-if converted basis) shall, in accordance with Section 4.1, request the removal of the Redpoint Director, any Intermix Director, the MSV Director or the At-Large Director, as applicable, then each of the other Stockholders hereby agrees to join with Redpoint, Intermix, MSV or holders of a majority of Voting Stock (on an as-if converted basis), as applicable, in recommending such removal as described above, and in causing the Corporation either to promptly hold a special meeting of stockholders and to vote or cause to be voted, in person or by proxy, all of the Common Stock and Preferred Stock owned or controlled by such Stockholder and entitled to vote at such meeting or to execute a written consent in lieu thereof, as the case may be, effecting such removal.

4.5 Quorum. For purposes of meetings of the Board, the Bylaws of the Corporation shall provide for a quorum to consist of at least 51% of the full Board.

4.6 Vacancies. Except as described below, in the event a vacancy is created on the Board by reason of the death, disability, removal or resignation of any director or otherwise, (a) such vacancy may be filled by the remaining directors in accordance with the Bylaws, and with respect to the Redpoint Director, the Intermix Directors, the MSV Director and the At-Large Director, after obtaining the designation of Redpoint, Intermix, MSV or holders of a majority of Voting Stock, as applicable, and (b) if not so filled, each of the Stockholders hereby agrees, in its capacity as a stockholder of the Corporation, to elect a director to fill such vacancy in accordance with the selection procedures set forth in Section 4.1. Upon the designation of a successor director, each of the Stockholders hereby agrees, in his capacity as a stockholder of the Corporation, to use its best efforts to cause the Corporation either to promptly hold a special meeting of stockholders or to execute a written consent in lieu thereof, and each of the Stockholders hereby agrees to vote or cause to be voted all of the Common Stock owned or controlled by such Stockholder and entitled to vote at such meeting, in person or by proxy, or pursuant to such written consent of stockholders, in favor of the person or persons selected in accordance with Section 4.1 to fill such vacancy and, if necessary, in favor of removing any director elected to fill such vacancy other than in accordance with the selection procedures of Section 4.1.

4.7 Indemnification Provisions. The Corporation shall enter into an indemnification agreement with each of its executive officers and directors, substantially in the form of Exhibit B hereto.

ARTICLE 5

FINANCIAL STATEMENTS AND OTHER INFORMATION; INSPECTIONS;

ADDITIONAL AGREEMENTS

5.1 Delivery of Financial Information.

Prior to the consummation of a Qualified IPO, the Corporation shall comply with the provisions of this Article 5:

5.1.1 Monthly Statements. So long as the Intermix Rights Period is in effect (with respect to Intermix) or so long as Redpoint (together with its Affiliates) directly or indirectly holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) (with respect to Redpoint), then as soon as available, but not later than 10 business days after the end of each monthly accounting period, the Corporation shall cause to be delivered to Intermix and/or Redpoint, as applicable, an unaudited internal financial report of the Corporation in the form provided to the Corporation’s senior management, and which shall include the following:

(a) a profit and loss statement for such monthly accounting period, together with a cumulative profit and loss statement from the first day of the current fiscal year to the last day of such monthly accounting period;

(b) a balance sheet as at the last day of such monthly accounting period;

(c) a cash flow analysis for such monthly accounting period on a cumulative basis for the current fiscal year to date;

(d) a narrative summary (including a comparison to the Annual Plan and to prior accounting periods) of the Corporation’s operating and financial performance for such monthly accounting period; and

(e) if applicable, a comparison between the actual figures for such monthly accounting period and the comparable figures for the prior year for such monthly accounting period, with an explanation of any material differences between them.

5.1.2 Quarterly Financial Statements. So long as the Intermix Rights Period is in effect (with respect to Intermix) or so long as Redpoint (together with its Affiliates) directly or indirectly holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) (with respect to Redpoint), then, as soon as available, but not later than 10 business days after the end of each of the first three (3) quarters of each fiscal year of the Corporation, the Corporation shall cause to be delivered to Intermix and/or Redpoint, as applicable, unaudited consolidated financial statements of the Corporation, which shall include a statement of cash flows and statement of operations for such quarter and a balance sheet as at the last day thereof, each prepared in accordance with GAAP (except as set forth in the notes thereto), and setting forth in each case in comparative form the figures for the corresponding quarterly periods of the previous fiscal year, subject to changes resulting from normal year-end adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Corporation, except that such financial statements need not contain the notes required by generally accepted accounting principles.

5.1.3 Budget. So long as the Intermix Rights Period is in effect (with respect to Intermix) or so long as Redpoint (together with its Affiliates) directly or indirectly holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) (with respect to Redpoint), then, as soon as available, but not later than thirty (30) days prior to the beginning of each fiscal year, the Corporation shall cause to be delivered to Intermix and/or Redpoint, as applicable, the Annual Plan for the next fiscal year.

5.1.4 Annual Audit. So long as the Intermix Rights Period is in effect (with respect to Intermix) or so long as Redpoint (together with its Affiliates) or MSV (together with its Affiliates) directly or indirectly holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) (with respect to Redpoint or MSV, as applicable), then, (i) as soon as available, but not later than 30 days after the end of each fiscal year of the Corporation, the Corporation shall cause to be delivered to Intermix, Redpoint and/or MSV, as applicable, draft financial statements of the Corporation, which shall include a draft statement of cash flows and statement of operations for such fiscal year and a draft balance sheet as at the last day thereof, and (ii) as soon as available, but not later than 20 days prior to the date that Intermix or, if applicable, the Corporation is required to file its annual report on Form 10-K with the Securities and Exchange Commission, the Corporation shall cause to be delivered to Intermix, Redpoint and/or MSV, as applicable, the audited consolidated financial statements of the Corporation, which shall include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof, each prepared in accordance with GAAP (except as set forth in the notes thereto), and accompanied by the report of a firm of independent certified public accountants of recognized international standing that is the same firm of independent certified public accountants that has been retained by Intermix to deliver an audited opinion to Intermix with respect to Intermix’s financial statements. In addition, during such period, the Corporation shall cause to be delivered to Intermix and/or Redpoint, as applicable, copies of all reports and management letters prepared for or delivered to the management of the Corporation by its independent accountants.

5.1.5 Subsidiaries. If for any period the Corporation shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Corporation, then in respect of such period the financial statements delivered pursuant to the foregoing clauses shall be consolidated (and consolidating if normally prepared by the Corporation) financial statements of the Corporation and all such consolidated subsidiaries.

5.1.6 GAAP Reporting. The financial statements and reports delivered under this subsection shall fairly present in all material respects the financial position and results of operations of the Corporation at the dates thereof and for the periods then ended and shall have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

5.1.7 Sarbanes-Oxley and Exchange Act Compliance. So long as the Intermix Rights Period is in effect:

(a) The Corporation will establish and maintain internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and the Corporation shall take all steps reasonably necessary to ensure that such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Corporation shall establish policies and procedures so as to: (i) maintain records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the financial statements. Without limiting the generality of the foregoing, such policies and procedures will be designed in a manner that will enable the Chief Executive Officer and Chief Financial Officer of Intermix to engage in the review and evaluation process mandated by the Exchange Act and to ensure that all information (both financial and non-financial) regarding the Corporation required to be disclosed by Intermix in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC;

(b) The Corporation shall disclose to Intermix at or prior to the delivery of each of quarterly and annual financial statements referenced above, based on its evaluation with respect to the most recent fiscal period covered by such financial statements: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s or Intermix’s ability to record, process, summarize and report financial information, in each case to the extent necessary for an officer of Intermix, to accurately make the certifications required under Section 302 of the Sarbanes-Oxley Act of 2002; and (ii) any fraud, whether or not material, that involves management or other employees of the Corporation or any of its Subsidiaries, in each case who have a significant role in the Corporation’s internal control over financial reporting;

(c) The Corporation will disclose to Intermix at or prior to the delivery of the Quarterly and Annual Financial Statements pursuant to Sections 5.1.2 and 5.1.4 any change in internal control over financial reporting that occurred during the period ended covered by such financial statements that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting, including any corrective actions taken with regard to significant deficiencies or material weaknesses; and

(d) Without the prior consent of Intermix, the Corporation and its Subsidiaries shall not establish any material off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Corporation or any of its Subsidiaries, including, without limitation, in connection with any “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K) effected by the Corporation or any of its Subsidiaries.

5.1.8 Intermix Networks. So long as Intermix (together with its Affiliates) holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) the Corporation will continue to be reported as part of the “Intermix network” in surveys and reports compiled by comScore, Media Metrix, Nielson NetRatings and similar Internet audience measurement services.

5.1.9 Inspection Rights. So long as the Intermix Rights Period is in effect (with respect to Intermix) or so long as Redpoint (together with its Affiliates) or MSV (together with its Affiliates) directly or indirectly holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) (with respect to Redpoint or MSV, as applicable), the Corporation shall afford to Intermix, Redpoint and/or MSV, as applicable, and to each of their respective employees, counsel and other authorized representatives, during normal business hours, access, upon reasonable advance notice, to all of the books, records and properties of the Corporation, and to make copies of such records and permit such Persons to discuss all aspects of the Corporation with any officers, employees or accountants of the Corporation, and the Corporation shall provide to Intermix and/or Redpoint, as applicable, such other information (in writing if so requested) regarding the assets, properties, operations, business affairs and financial condition of the Corporation as Intermix or Redpoint, as applicable, may reasonably request; provided, however, that such investigation and preparation of responses shall not unreasonably interfere with the operations of the Corporation. During such period, the Corporation will instruct its independent public accountants to discuss such aspects of the financial condition of the Corporation with Intermix or Redpoint and their respective representatives as Intermix and/or Redpoint, as applicable, may reasonably request, and to permit Intermix and/or Redpoint, as applicable, and their respective representatives to inspect, copy and make extracts from such financial statements, analyses, work papers, and other documents and information (including electronically stored documents and information) prepared by such accountants with respect to the Corporation as Intermix or Redpoint, as applicable, may reasonably request. Without limiting the generality of the foregoing, the Corporation shall provide such assistance, access, information and documents to Intermix as Intermix may reasonably require to enable Intermix to meet its financial reporting and other disclosure obligations with respect to the Corporation under the Exchange Act. In addition, the Corporation shall notify Intermix of the occurrence of any event relating to the Corporation that would result in Intermix having to file a Current Report on Form 8-K under the Exchange Act within one (1) business day of the occurrence of such event (assuming, for this purpose, that the Corporation constitutes a material subsidiary of Intermix) and shall provide the Corporation with copies of any contracts or other documents that it may be required to file as an exhibit to such Current Report; provided that the Corporation shall notify Intermix immediately upon becoming aware of the disclosure of any information relating to the Corporation that may constitute material nonpublic information of Intermix within the meaning of Regulation FD promulgated under the Exchange Act (other than information described in Rule 100(b)(2) of Regulation FD).

5.1.10 Confidentiality; Compliance with Securities Laws.

(a) Each Stockholder agrees to maintain the confidentiality of any confidential and proprietary information of the Corporation obtained by it (including, without limitation, any material nonpublic information) (“Confidential Information”); provided, however, that Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives, (ii) is already in the receiving party’s possession, provided that such information is not subject to a contractual, legal or fiduciary obligation of confidentiality for the benefit of the Corporation, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the Corporation or any of its affiliates or representatives, provided that such source is not bound by a contractual, legal or fiduciary obligation to keep such information confidential for the benefit of the Corporation; further provided that the foregoing will not prohibit a Stockholder from disclosing Confidential Information to (x) the extent it is required to do so by applicable law so long as such Stockholder provides Intermix immediate notice of the Confidential Information that it is legally required to disclose and takes appropriate steps to preserve the confidentiality of such information to the extent reasonably practicable (including by, for example, cooperating with the Corporation to seek an appropriate protective order), or (y) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Corporation, or to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that any such Person that is not under a pre-existing confidentiality obligation with respect to such Confidential Information that is similar in scope to the provisions on Section 5.1.10 shall first agree in writing to be bound by terms no less restrictive than those provided for in this Section 5.1.10 in respect of such Confidential Information. Notwithstanding the foregoing, the Stockholders acknowledge that Intermix has reporting obligations with respect to the Corporation under the Exchange Act and that disclosure by Intermix of Confidential Information that it reasonably determines it is required to disclose shall not constitute a breach of this Section 5.1.10.

(b) The Corporation will take such measures as are reasonably requested by Intermix to enable Intermix to maintain compliance with the Securities Act and Exchange Act, which measures shall include implementation of internal policies to ensure that the Corporation’s personnel preserve the confidentiality of Confidential Information (including by requiring all employees and consultants to execute proprietary information and inventions agreements) and adopting Intermix’s insider trading policy.

5.1.11 Press Release. So long as (a) Intermix directly or indirectly through its Affiliates holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like), and (b) shares of the Corporation’s capital stock are not publicly traded on the Nasdaq National Market, New York Stock Exchange or other exchange, the Corporation shall pre-clear with Intermix all press releases or similar public disclosures. Intermix shall approve or provide its comments to any such proposed press release within 48 hours of receipt of a draft of the proposed press release.

ARTICLE 6

LEGEND

Each certificate representing the Shares now or hereafter owned by a Stockholder or issued to any Person in connection with a transfer pursuant to Article 2 or Article 3 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT AMONG THE HOLDER OF THE SECURITIES, THE CORPORATION, AND CERTAIN STOCKHOLDERS OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Stockholder agrees that the Corporation may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Article 6 above to enforce the provisions of this Agreement and the Corporation agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

ARTICLE 7

PURCHASE OPTION

7.1 Purchase Option.

7.1.1 General. So long as Intermix (together with its Affiliates) directly or indirectly holds at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like), in the event Intermix receives a bona fide third-party offer with respect to a Change of Control of Intermix (a “Change of Control Offer”) within the twelve (12) month-period commencing on the date hereof (the “Purchase Option Period”), then, following receipt of such offer (and provided discussions relating to such offer are then-ongoing), Intermix shall have the right to purchase (the “Purchase Option”) up to 100% of Common Stock and Common Stock Equivalents of the Corporation held by the other Stockholders, whether now owned or hereafter acquired, for the purchase price described in Section 7.1.2 (the “Purchase Price”) subject to the terms and conditions set forth in this Article 7.

7.1.2 Purchase Price. If Intermix exercises the Purchase Option, the Purchase Price to be paid by Intermix to each respective Stockholder at the time of the consummation of the Purchase Option shall equal:

(a) For Redpoint, an amount equal to the greater of (x) (i) $125.0 million multiplied by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock held by Redpoint (calculated in accordance with Section 2.6) and the denominator of which shall be the total number of shares of Common Stock (calculated in accordance with Section 2.6) outstanding on the date that Intermix delivers the Purchase Notice (as defined below), or (y) $23.00 per share of Common Stock held by Redpoint (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) (the aggregate Purchase Price paid to Redpoint under this Section 7.1.2(a) being the “Redpoint Purchase Price”); and

(b) For each other Stockholder, an amount equal to (i) $125.0 million minus the Redpoint Purchase Price, multiplied by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock held by such Stockholder (calculated in accordance with Section 2.6) and the denominator of which shall be the total number of shares of Common Stock (calculated in accordance with Section 2.6) then held by all Stockholders other than Redpoint on the date that Intermix delivers the Purchase Notice (as defined below).

7.1.3 Procedures. To exercise the Purchase Option, following receipt of a Change of Control Offer, Intermix shall deliver to the Corporation and the other Stockholders at any time during the Purchase Option Period a written notice indicating that it has elected to exercise of the Purchase Option (the “Purchase Notice”). The Purchase Notice shall specify the date for the consummation of the Purchase Option (the “Purchase Date”) which shall be within ninety (90) days after the delivery of the Purchase Notice to such Stockholders or such longer period of time as may be necessary to comply with any regulatory conditions applicable to such transaction. The consummation of the Purchase Option (the “Purchase Option Closing”) shall take place at the offices of the Corporation, Intermix or such other reasonable location designated by Intermix at the time and on the Purchase Date set forth in the Purchase Notice. At the Purchase Option closing, (a) Intermix shall deliver to the Stockholders the Purchase Price applicable to each Stockholder and (b) each Stockholder shall deliver to Intermix the certificates representing all of the issued and outstanding shares of capital stock of the Corporation (and any securities which are exercisable for, convertible into, or exchangeable for, any shares of capital stock of the Corporation) being purchased under the Purchase Option, duly endorsed for transfer, such shares to be delivered free and clear of any liens or encumbrances.

7.1.4 Issuances of Shares During Purchase Option Period. During the Purchase Option Period, the Corporation shall not issue Common Stock or Common Stock Equivalents to any Person (other than stock options to employees covered by the following sentence) unless such Person agrees to be bound by the terms of this Article 7 with respect to the Purchase Option and to require each of its transferees to be bound by the Purchase Option. In addition, during the Purchase Option Period, the Corporation shall not issue stock options to employees, directors or consultants unless such employee, director or consultant executes a Stock Option Agreement in the form of Exhibit D hereto.

7.1.5 Limitations on Purchase Option. Notwithstanding the foregoing, Intermix may not exercise the Purchase Option if (a) the Corporation has previously received a bona fide third party offer to purchase the Corporation’s capital stock or assets for a purchase price greater than $125.0 million and discussions regarding such acquisition between the Corporation and such third party are ongoing, or (b) the Corporation has previously filed a registration statement with the Securities and Exchange Commission for a Qualified IPO (and such registration statement has not been withdrawn).

ARTICLE 8

MISCELLANEOUS

8.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without giving effect to the choice of law provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America, in each case located in the County of Los Angeles, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 8.6, shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of California or the United States of America, in each case located in the County of Los Angeles, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

8.2 Market Standoff. Each of the parties to this Agreement agree that, upon request by the managing underwriter of any Underwritten Offering by the Corporation, for a period of (a) fourteen (14) days prior to the expected date of effectiveness of any Underwritten Offering (such expected date to be indicated to the Stockholder in a notice by the Corporation which may be amended at any time by the Corporation in good faith), and (b) one hundred eighty (180) days following the effective date of the Corporation’s initial underwritten public offering of its Common Stock on Form S-1 or similar form under the Securities Act on Form S-1 or similar form under the Securities Act, each party hereto shall not, unless otherwise agreed to by the managing underwriters, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), any securities of the Corporation held by it or enter into any hedging or other transaction that transfers the economic consequences of such investment, at any time during such period except such Common Stock included by the parties hereto in such registration; provided, however, that all executive officers and directors of the Corporation and all other Persons with demand registration rights shall be required to enter into similar agreements. In addition, each party hereto agrees to acknowledge the undertaking provided for in this Section 8.2 by entering into customary written “lock-up” agreements, consistent with the foregoing, with the managers of the relevant underwriting. In order to enforce the foregoing covenant, the Corporation may impose stop-transfer instructions with respect to the securities held by each party hereto (and the shares or securities of every person subject to the foregoing restriction) until the end of such period.

8.3 Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), by the written consent of Stockholders holding of at least a majority of the outstanding shares of Common Stock (calculated pursuant to Section 2.6) including (a) the written consent of Intermix so long as Intermix and its Affiliates own at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like), (b) the written consent of Redpoint so long as Redpoint and its Affiliates own at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) and (c) the written consent of MSV so long as MSV and its Affiliates own at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like); provided that any Stockholder may waive any of its rights hereunder without obtaining the consent of any other Stockholder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon such Stockholder, its successors and assigns, and the Corporation, as applicable.

8.4 Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors and assigns; provided that the rights of any party to this Agreement may not be assigned except to a transferee of such party in connection with a Transfer of Shares of Common Stock or Common Stock Equivalents in accordance with this Agreement.

8.5 Term. The term of this Agreement shall begin on the date hereof. Except for any provision of this Agreement which specifically provides that it shall survive termination, this Agreement (and the rights and obligations of the parties hereto) shall terminate upon the occurrence of the earliest of the following: (i) the closing of a Qualified IPO; (ii) the closing of the sale of all or substantially all of the Corporation’s assets to another entity; (iii) the merger, consolidation or reorganization of the Corporation, in which transaction the Corporation’s Stockholders immediately prior to such transaction own immediately following such transaction less than fifty (50%) of the surviving entity or its parent; or (iv) written agreement of Stockholders holding of at least a majority of the outstanding shares of Common Stock (calculated pursuant to Section 2.6) including (a) the written consent of Intermix so long as Intermix and its Affiliates own at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like), (b) the written consent of Redpoint so long as Redpoint and its Affiliates own at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like) and (c) the written consent of MSV so long as MSV and its Affiliates own at least 1,000,000 shares of Common Stock (calculated in accordance with Section 2.6 and as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations and the like).

8.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively delivered upon personal delivery to the party to be notified, or upon the passage of five (5) calendar days after deposit in the United States mail, by registered or certified mail, postage prepaid, or the passage of two (2) days if sent by the next day delivery service of a nationally-recognized reputable courier, each properly addressed to the party to be notified, as set forth on the Exhibit A hereto or at such other address as such party or any subsequent Stockholder may designate by ten (10) calendar days’ advance written notice to the other parties hereto, or, if sent by facsimile, upon completion of such facsimile transmission, as conclusively evidenced by the transmission receipt thereof.

8.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this

Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

8.8 Attorney Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs, and expenses of appeals.

8.9 Counterparts. This Agreement may be executed in two or more counterparts and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for any other party’s failure to perform its obligations under this Agreement, each such party acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and all such parties shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit the parties from pursuing any other remedies for such breach, including the recovery of monetary damages.

8.11 Further Actions and Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Stockholders agree to cooperate affirmatively with the Corporation to enforce the rights and obligations hereto.

8.12 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent, and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement free from coercion, duress, or undue influence. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE CORPORATION:

MYSPACE, INC.

By:	/s/ Christopher DeWolfe
Name:	Christopher DeWolfe
Title:	President

STOCKHOLDERS:

INTERMIX MEDIA, INC.

By:	/s/ Richard Rosenblatt
Name:	Richard Rosenblatt
Title:	Chief Executive Officer

MYSPACE VENTURES, LLC

By:	/s/ Christopher DeWolfe
Name:	Christopher DeWolfe
Title:	President

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REDPOINT VENTURES I, L.P., by its General Partner

Redpoint Ventures I, LLC

By:	/s/ W. Allen Beasley
W. Allen Beasley, Manager

REDPOINT ASSOCIATES I, LLC, as nominee

By:	/s/ W. Allen Beasley
W. Allen Beasley, Manager

REDPOINT VENTURES II, L.P., by its General Partner

Redpoint Ventures II, LLC

By:	/s/ W. Allen Beasley
W. Allen Beasley, Manager

REDPOINT ASSOCIATES II, LLC, as nominee

By:	/s/ W. Allen Beasley
W. Allen Beasley, Manager

REDPOINT TECHNOLOGY PARTNERS Q-1, L.P., by its General Partner

Redpoint Ventures I, LLC

By:	/s/ W. Allen Beasley
W. Allen Beasley, Manager

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REDPOINT TECHNOLOGY PARTNERS A-1, L.P., by its General Partner

Redpoint Ventures I, LLC

By:	/s/ W. Allen Beasley
W. Allen Beasley, Manager